UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On November 24, 2015, CST Brands, Inc., a Delaware corporation (“CST”), entered into a definitive Stock and Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among (i) CST, (ii) The Jones Company, a Georgia corporation, Patagonia Partners, LLC, a Georgia limited liability company, and James A. Walker, Jr. (collectively, the “Sellers”), (iii) solely with respect to legal representation and the release of claims and liabilities, Flash Foods, Inc., a Georgia corporation, Fuel South, Inc., a Georgia corporation, Fuel South Express, Inc., a Georgia corporation, Bacon Grocery Company, Inc., a Georgia corporation, Cowford Holdings, LLC, a Georgia limited liability company, and Kemp Ridge Holdings, LLC, a Georgia limited liability company (collectively, the “Companies” and each a “Company”), and (iv) solely with respect to certain restrictive covenants and the release of claims and liabilities, James C. Jones III and Patrick C. Jones (collectively, the “Shareholders”). Pursuant to the Purchase Agreement, CST has agreed to purchase all of the issued and outstanding equity interests in each of the Companies. The aggregate purchase price to be paid to the Sellers pursuant to the Purchase Agreement is $425 million, subject to certain closing adjustments and the deposit of funds equal to the Indemnification Cap (as defined below) in an escrow fund.
The Companies operate 164 Flash Foods convenience stores located in Georgia and Florida, which sell Flash Foods-branded fuel, 21 branded quick service restaurants, a land bank of 13 real estate sites to build new-to-industry stores, a merchandise distribution company with a 90,000 square foot distribution center that it operates in Georgia and a fuel supply company with access to the Colonial and Plantation Pipelines, leased storage and a company-owned transportation fleet.
The closing of the transaction (“Closing”) is expected to occur on or about February 1, 2016, and is subject to the satisfaction or waiver of customary closing conditions. The Purchase Agreement contains customary representations, warranties, agreements and obligations of the parties, and termination and closing conditions. CST and the Sellers have generally agreed to indemnify each other for breaches of the representations, warranties and covenants contained in the Purchase Agreement, subject to survival period limitations. The Sellers’ indemnification is also, with certain exceptions, subject to a “tipping” mini-basket of $75,000, a deductible of $3,187,500 and a cap of $3,187,500 (the “Indemnification Cap”).
In connection with the Purchase Agreement, each Seller and each Shareholder have agreed, subject to certain exceptions, not to, and to cause its affiliates not to, directly or indirectly, (i) engage in certain competitive activities related to the retail petroleum industry in Georgia or Florida for five years following Closing or (ii) solicit for employment or hire any management or executive-level employee of any Company for two years following Closing
Item 7.01.    Regulation FD Disclosure.
On November 25, 2015, CST issued a press release relating to the transactions described in Item 1.01 of this Current Report. A copy of the press release is attached as Exhibit 99.1 to this Current Report.
Furnished herewith as Exhibit 99.2 are slides that senior management of the Company will be utilizing in presentations to analysts and investors. The slides are available on the Company’s website at www.cstbrands.com.
The information in this Current Report is being furnished pursuant to Regulation FD. The information in Item 7.01 and Exhibit 99.1 and Exhibit 99.2 of Item 9.01 of this report, according to general instruction B.2., shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that the Company chooses to disclose solely because of Regulation FD.
Safe Harbor Statement
Statements contained in the exhibit to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission (the “SEC”).
The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although the Company may do so from time to time as management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated November 25, 2015 regarding the definitive agreement to purchase Flash Foods store network
99.2	CST Brands Flash Foods Slides - November 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Gérard J. Sonnier
By:	Gérard J. Sonnier
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: November 25, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated November 25, 2015 regarding the definitive agreement to purchase Flash Foods store network
99.2	CST Brands Flash Foods Slides - November 2015